Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Third Quarter 2009 Results

Net income was $260 million for the quarter
compared to a net loss in the prior year

Core operating earnings increased 7 percent to $268 million

Company maintains strong capital flexibility

MINNEAPOLIS – October 21, 2009 – Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $260 million for the third quarter of 2009, compared to a net loss of $70 million for the third quarter of 2008. Earnings per share for the third quarter of 2009 were $1.00, compared to a loss of $0.32 a year ago.

Core operating earnings were $268 million in the third quarter of 2009, compared to $251 million a year ago, a 7 percent increase (see summary table on page 2). Core operating earnings per share declined to $1.03 in the third quarter of 2009 from $1.13 a year ago. Excluding 36 million shares the company issued to pre-fund its acquisition, core operating earnings per share were $1.19, up 5 percent from the prior year.

Core operating earnings reflect lower equity markets and the cost of maintaining high liquidity levels, substantially offset by growth in spread products and re-engineering benefits. In addition, year-over-year growth reflects a net $0.02 per share benefit from favorable adjustments from updating valuation assumptions (unlocking) in both periods.

Net revenues increased 20 percent to $2.0 billion in the third quarter of 2009, compared to $1.6 billion in the third quarter of 2008. Revenue growth reflects the year-over-year improvement in net investment income, primarily driven by net investment losses in the prior year.

The company continues to achieve re-engineering expense savings. During the quarter, the company recognized approximately $120 million in re-engineering benefits and is on pace to exceed $350 million in re-engineering expense benefits for full-year 2009.

As of September 30, 2009, the company’s excess capital position was more than $2 billion, including $1 billion from the company’s decision to pre-fund its acquisition. As of September 30, 2009, the company had $0.8 billion in net unrealized investment gains, reflecting the quality and diversity of its investment portfolio. Book value per share increased to $34.97.

“As our results demonstrate, we’re beginning to see a return of the earnings power inherent in our diversified model,” said Jim Cracchiolo, chairman and chief executive officer. “The fundamentals of our business are improving slowly but steadily, with new client growth and improved asset levels and product flows. This increasing business momentum, along with our continued focus on delivering re-engineering savings to the bottom line, provides important earnings leverage for the future.

“We also expect meaningful contributions from our pending acquisition of Columbia Management’s long-term asset management business. As we work through the initial phases of our integration planning, we remain confident that the acquisition will fit well with our culture, and that we will be able to generate the financial benefits that we have projected.”

Third Quarter 2009 Summary

Management believes the exclusion of certain after-tax impacts, such as realized net investment gains/losses, non-recurring integration costs and other market impacts listed below best reflects the underlying performance of the business. For the non-GAAP presentation of after-tax amounts, the tax effect is calculated using the statutory tax rate of 35 percent.

Ameriprise Financial, Inc.
Third Quarter Summary

			%	Per Diluted Share			%
(in millions, unaudited)	2009	2008	Change	2009	2008		Change

Net income (loss) attributable to Ameriprise Financial	$260	$(70)	NM	$1.00	$(0.32	)(2)	NM
Add: After-tax impacts:(1)
Investment (gains)/losses	(9)	213	NM	(0.03)	0.96		NM
Integration charges	21	—	NM	0.08	—		NM
Other market impacts:
DAC and DSIC (benefits) / charges [mean reversion]	(18)	29	NM	(0.07)	0.13		NM
Variable annuity guarantees, net of DAC and DSIC	(1)	(9)	89%	—	(0.04)		NM
RiverSource 2a-7 money market funds support costs	7	57	(88)	0.02	0.26		(92)%
Expenses related to unaffiliated money market funds	—	31	NM	—	0.14		NM
Debt retirement costs	8	—	NM	0.03	—		NM
Core operating earnings, after-tax	$268	$251	7%	$1.03	$1.13		(9)%

Core operating earnings per share, after-tax, excluding 36 million shares issued to pre-fund the company’s acquisition				$1.19

Weighted average common shares outstanding:
Basic	258.7	219.1
Diluted	260.7	221.7

NM             Not Meaningful

(1)          For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.

(2)          Diluted shares used in this calculation represent basic shares due to the net loss. Using actual diluted shares would result in anti-dilution.

The following items are excluded from core operating earnings in the third quarter of 2009. Each impact is presented after tax.

•                  $9 million benefit, or $0.03 per share, in net realized investment gains, comprising $36 million in realized investment gains, partially offset by $27 million in realized investment losses and other-than-temporary impairments on corporate bonds and previously impaired non-agency residential mortgage-backed securities, as well as reserves for commercial mortgage loans.

•                  $21 million expense, or $0.08 per share, comprising $18 million in integration costs from 2008 acquisitions and $3 million associated with the company’s agreement to acquire the long-term asset management business of Columbia Management.

•                  $18 million benefit, or $0.07 per share, from lower deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization due to favorable market conditions in the quarter.

•                  $1 million benefit from variable annuity guarantees, consisting of:

•                  $17 million expense, or $0.07 per share, net of DAC and DSIC, resulting from the impact of the credit default spread on the SFAS 157 valuation of living benefit liabilities.

•                  $18 million benefit, or $0.07 per share, net of DAC and DSIC, from living benefit guarantees and the favorable impact of equity market appreciation on death benefits.

•                  $7 million expense, or $0.02 per share, in RiverSource 2a-7 money market fund support costs.

•                  $8 million expense, or $0.03 per share, related to the early retirement of $450 million of the company’s notes due in 2010.

Core operating earnings for the third quarter of 2009 included an $87 million, or $0.33 per share, after-tax unlocking benefit from updating valuation assumptions, compared to a $69 million, or $0.31 per share, after-tax unlocking benefit in the prior year from updating valuation assumptions and the implementation of a new actuarial valuation system. While the year-over-year change to pretax earnings was $28 million, the benefit was the result of a $162 million year-over-year reduction in revenues combined with a $190 million reduction in expenses.

The third quarter of 2009 also included a $7 million, or $0.03 per share, after-tax reserve related to a previously disclosed client mediation.

In addition, compared to the third quarter of 2008, core operating earnings included estimated negative impacts of $0.18 per share from the market-driven decline in asset-based fees and $0.11 per share from maintaining high liquidity levels and lower cash product spreads.

Liquidity and Balance Sheet as of September 30, 2009

The company continues to maintain strong balance sheet fundamentals, excess capital and financial flexibility to capture additional growth opportunities.

Conservative capital management

•                  The company’s excess capital position was more than $2 billion, including $1 billion from the company’s decision to pre-fund its acquisition and expected year end changes to capital requirements for the variable annuity business.

•                  The company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk. The variable annuity hedging program continues to perform well.

Substantial liquidity

•                  Cash and cash equivalents were $3.6 billion, with $1 billion at the holding company level and $2.1 billion in free cash.

•                  The company continues to generate substantial business and portfolio cash flow and invested $4 billion in long-term investments during the quarter.

High-quality investment portfolio

•                  The $32.6 billion available-for-sale portfolio is both well diversified and high quality.

•                  The company reported a net unrealized gain of $0.8 billion, which improved from a net unrealized loss position of $0.6 billion at June 30, 2009.

•                  The total investment portfolio, including cash and cash equivalents, increased to $40.4 billion from $39.3 billion at June 30, 2009, and remains well positioned. Detailed information about the portfolio is available online at ir.ameriprise.com.

Conservative capital ratios

•                  The debt-to-total capital ratio was 18.7 percent. The debt-to-total capital ratio excluding non-recourse debt and with 75 percent equity credit for hybrid securities was 14.8 percent.

Third Quarter 2009 Highlights

•                  The company announced a definitive agreement to acquire the long-term asset management business of Columbia Management for approximately $1 billion. The transaction is expected to be completed in the spring of 2010. The transaction is expected to be accretive to earnings and ROE within one year, based on Institutional Brokers’ Estimate System (I/B/E/S) estimates just prior to the announcement.

•                  Total advisors increased 8 percent to 12,314 compared to the third quarter of 2008, reflecting acquisitions, experienced advisor recruiting and continued strong advisor retention rates.

•                  Owned, managed and administered assets were $440 billion as of September 30, 2009, up 12 percent compared to September 30, 2008, primarily due to strong product flows, bond market appreciation and recent acquisitions, partially offset by the 9 percent decline in the S&P 500 compared to the prior year. On a sequential basis, owned, managed and administered assets grew 11 percent, primarily reflecting equity and bond market appreciation during the quarter and retail net inflows.

•                  Client activity continued to improve, with solid asset flows across product lines.

•                  Wrap net inflows of $2.7 billion in the quarter and market appreciation increased total wrap assets to more than $89 billion, a 7 percent increase compared to the prior year.

•                  Total Asset Management net inflows were $2.3 billion in the quarter, reflecting improved flows at both RiverSource and Threadneedle. Year-to-date 2009 Asset Management net inflows reached $2.2 billion, compared to net outflows of $19.3 billion for the first three quarters of 2008.

•                  Total annuity net inflows in the quarter were $0.5 billion, resulting almost entirely from variable annuity net inflows.

•                  The company introduced new product solutions in the quarter, including

•                  AdvanceSourceSM, an optional rider available on permanent single-life insurance policies to help clients with a life insurance need manage the cost of chronic care services.

•                  Active Diversified Portfolios, the next generation of Active Portfolios® investments, which provide individuals access to alternative strategies often reserved for institutional investors.

•                  Life insurance in force was $193 billion as of the end of the third quarter of 2009, which was essentially flat compared to a year ago, consistent with the slow sales environment for the industry. Over the past two quarters, universal life sales have increased steadily, offsetting flat sales in variable universal life.

•                  Ameriprise Auto & Home premiums increased 6 percent from the prior year, primarily due to growth in policy counts.

•                  The company generated approximately $120 million in re-engineering expense savings in the quarter, primarily from enhanced operational efficiencies. As of the end of the third quarter, the company generated approximately $290 million in year-to-date re-engineering expense savings and is on pace to exceed $350 million in savings for full-year 2009.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended September 30,
(in millions, unaudited)	2009	2008	% Change

Revenues
Management and financial advice fees	$689	$721	(4)%
Distribution fees	367	376	(2)
Net investment income	542	62	NM
Premiums	276	264	5
Other revenues	109	249	(56)
Total revenues	1,983	1,672	19
Banking and deposit interest expense	33	43	(23)
Total net revenues	1,950	1,629	20

Expenses
Distribution expenses	466	461	1
Interest credited to fixed accounts	232	200	16
Benefits, claims, losses and settlement expenses	306	196	56
Amortization of deferred acquisition costs	(64)	240	NM
Interest and debt expense	45	27	67
General and administrative expense	625	681	(8)
Total expenses	1,610	1,805	(11)%
Pretax income (loss)	340	(176)	NM
Income tax provision (benefit)	80	(92)	NM

Net income (loss)	260	(84)	NM
Less: Net loss attributable to noncontrolling interest	—	(14)	NM
Net income (loss) attributable to Ameriprise Financial	$260	$(70)	NM

NM             Not Meaningful

Third Quarter 2009 Consolidated Results

The company reported net income of $260 million for the third quarter of 2009, compared to a net loss of $70 million for the third quarter of 2008. Core operating earnings increased $17 million, or 7 percent, to $268 million.

Revenues

Total net revenues increased 20 percent, or $321 million, to $2.0 billion compared to a year ago. Core net revenues declined $38 million, or 2 percent, driven by a $162 million decline in revenues from unlocking, which were more than offset by reduced expenses from unlocking. The impact of lower equity markets on fee revenue was more than offset by increased net investment income from growth in spread products and revenues from recent acquisitions.

Management and financial advice fees declined 4 percent, or $32 million, to $689 million, driven by a 21 percent decline in the daily average S&P 500 on a year-over-year basis, partially offset by net inflows. On a sequential basis, management and financial advice fees increased 14 percent, or $83 million, reflecting equity market appreciation in the quarter, and asset management and advisor-managed wrap account inflows.

Distribution fees declined 2 percent, or $9 million, to $367 million compared to a year ago, primarily due to lower asset-based fees driven by lower equity markets. On a sequential basis, distribution fees increased 5 percent, or $16 million, reflecting equity market appreciation in the quarter and modest increases in advisor productivity levels.

Net investment income increased to $542 million compared to $62 million in the third quarter of 2008.  Core net investment income increased 34 percent, or $133 million, to $528 million, driven by higher invested assets levels, primarily from spread product net inflows and higher yields on the longer-term investments in the company’s investment portfolio.

Premiums increased 5 percent, or $12 million, to $276 million, primarily due to growth in auto and home premiums compared to the prior year, as the business continues to increase sales through the Ameriprise advisor channel.

Other revenues declined 56 percent, or $140 million, to $109 million, primarily due to a $65 million negative impact from unlocking in the third quarter of 2009, compared to a $95 million benefit from unlocking in the prior year.

Banking and deposit interest expense declined 23 percent, or $10 million, to $33 million, primarily due to lower crediting rates on certificates and deposit products, partially offset by a 17 percent year-over-year increase in on-balance sheet deposits.

Expenses

Expenses declined 11 percent, or $195 million, to $1.6 billion. Core expenses decreased 4 percent, or $74 million, to $1.6 billion. Core expenses included ongoing expenses related to the 2008 acquisitions and higher average crediting rates on fixed accounts, offset by the impact of unlocking and re-engineering and cost controls.

Distribution expenses increased 1 percent, or $5 million, to $466 million, reflecting the company’s 2008 acquisitions, partially offset by lower activity levels.

Interest credited to fixed accounts increased 16 percent, or $32 million, to $232 million, reflecting higher annuity fixed account balances and higher average crediting rates compared to the prior year.

Benefits, claims, losses and settlement expenses increased 56 percent, or $110 million, to $306 million. Core benefits, claims, losses and settlement expenses increased 21 percent, or $45 million, to $258 million, primarily driven by increased auto and home benefits from higher business volumes, higher variable annuity death and living benefit expenses and the impact of unlocking.

Amortization of DAC was a net benefit of $64 million for the third quarter of 2009, compared to a $240 million expense in the prior year. Core expenses in this line were $12 million, a decrease of $176 million compared to the prior year. Unlocking resulted in reduced amortization of $119 million in the third quarter of 2009, compared to additional amortization of $81 million in the prior year.

General and administrative expense decreased 8 percent, or $56 million, to $625 million, compared to a year ago. Excluding an estimated $63 million in ongoing costs from acquisitions, core general and administrative expenses declined 8 percent compared to a year ago, reflecting re-engineering benefits and cost controls.

Taxes

During the third quarter of 2009, the company increased its profit expectation for 2009 and revised its full-year effective tax rate to approximately 22 percent from 20 percent as of June 30, 2009. As a result, the effective tax rate for the third quarter of 2009 was 23.7 percent to reflect the catch-up for the prior quarters.

Ameriprise Financial, Inc.

Segment Results

	Quarter Ended September 30,
(in millions, unaudited)	2009	2008	% Change

Pretax income (loss) attributable to Ameriprise Financial
Advice & Wealth Management	$12	$(77)	NM
Asset Management	10	15	(33)%
Annuities	268	(34)	NM
Protection	145	104	39
Corporate & Other	(95)	(170)	44%
Pretax income (loss) attributable to Ameriprise Financial	340	(162)	NM
Income tax provision (benefit)	80	(92)	NM
Net income (loss) attributable to Ameriprise Financial	$260	$(70)	NM

NM   Not Meaningful

Ameriprise Financial, Inc.

Core Operating Earnings by Segment

	Quarter Ended September 30,
(in millions, unaudited)	2009	2008	% Change

Pretax income (loss) attributable to Ameriprise Financial
Advice & Wealth Management	$28	$57	(51)%
Asset Management	17	15	13
Annuities	241	153	58
Protection	137	152	(10)
Corporate & Other	(70)	(46)	(52)
Pretax income attributable to Ameriprise Financial	353	331	7
Income tax provision	85	80	6
Net income attributable to Ameriprise Financial	$268	$251	7%

Third Quarter 2009 Segment Financial Highlights

Advice & Wealth Management reported pretax income of $12 million for the quarter, compared to a pretax loss of $77 million for the third quarter of 2008. Excluding integration charges and net realized  investment gains, segment core operating earnings were $28 million in the third quarter of 2009, down $29 million compared to the prior year. The decline was primarily due to lower equity markets and client activity, partially offset by growth in spread income on bank and certificate balances, as well as expense controls.

Asset Management reported pretax income of $10 million for the quarter, compared to $15 million for the third quarter of 2008. Excluding integration charges, segment core operating earnings were $17 million in the third quarter of 2009, up $2 million compared to the prior year. Core results included a $10 million reserve related to a previously disclosed client dispute in the third quarter of 2009.The increase reflected improved net inflows and expense controls, partially offset by lower fee revenue driven by the 21 percent year-over-year decline in the daily average S&P 500 Index in the quarter.

Annuities reported pretax income of $268 million for the quarter, compared to a pretax loss of $34 million for the third quarter of 2008. Excluding the impact of favorable markets on DAC amortization and annuity benefits, segment core operating earnings were $241 million in the third quarter of 2009, up $88 million compared to the prior year. Core results for the third quarter of 2009 included a $55 million increase in unlocking benefits compared to the prior year. The impact of the decline in the equity markets on asset-based fees was more than offset by growth in fixed annuity balances and spread income.

Protection reported pretax income of $145 million for the quarter, compared to $104 million for the third quarter of 2008. Excluding net investment gains and the impact of favorable markets on DAC amortization, segment core operating earnings were $137 million in the third quarter of 2009, down $15 million compared to the prior year. The decline was driven by a $27 million decrease in unlocking benefits compared to the prior period.

Corporate & Other reported a pretax loss of $95 million for the quarter, compared to a pretax loss of $170 million for the third quarter of 2008. Excluding money market support costs, net investment gains, early debt retirement costs and one-time Columbia acquisition costs, segment core corporate & other pretax loss was $70 million, an increase of $24 million compared to a year ago. The increase was primarily due to reduced net investment income from high liquidity levels and the year-over-year decline in short-term interest rates.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Ben Pratt
Ameriprise Financial
612.678.5881
benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information, visit ameriprise.com.

Ameriprise Financial is the investment manager for Active Diversified Portfolios investments. Wilshire Associates constructs and monitors the model portfolios. Wilshire is not affiliated with Ameriprise Financial and Wilshire does not have any discretionary authority or control with respect to purchasing or selling securities or making investments for investors.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. The company has made various forward-looking statements in this report. Examples of such forward-looking statements include:

•                  the statement of belief in this news release that the company is expected to deploy $1 billion of excess capital to acquire the long-term asset management business of Columbia Management;

•                  the statement of belief in this news release that the transaction with Columbia Management is expected to be completed in the spring of 2010 and that the transaction is expected to be accretive to earnings and ROE within one year;

•                  the statements of belief in this news release regarding the expected contributions from the transaction with Columbia Management, its fit with the company’s culture and the company’s ability to generate the projected financial benefits, including those related to assets under management, margin expansion, cost savings and net synergies, market synergies and EPS and ROE accretion;

•                  the statement of belief in this news release that the company will exceed $350 million of expense savings in 2009;

•                  the statement of belief in this news release that pretax income estimates for the current year are sequentially increased, and the implications for increasing the forecasted quarterly and 2009 full-year effective tax rate;

•                  the statement of belief in this news release that the company expects its 2009 full-year effective tax rate will be approximately 22 percent;

•                  statements about continued improvement in the fundamental drivers of the company’s business;

•                  statements of the company’s plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention, financial advisor retention, recruiting and enrollments, general and administrative costs, consolidated tax rate; and excess capital position;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market, and foreign exchange environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to complete the acquisition opportunities the company negotiates (including the transaction with Columbia Management);

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or have contracted to complete, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly-held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for year-end 2008 at ir.ameriprise.com/phoenix.zhtml?c=191716&p=irol-forwardLookingStatement.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. For information about Ameriprise Financial entities, please refer to the Third Quarter 2009 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Core Operating Earnings

	Quarter Ended September 30, 2009				Quarter Ended September 30, 2008
(in millions, unaudited)	GAAP Earnings	Adjustments		Core Operating Earnings	GAAP Earnings	Adjustments		Core Operating Earnings

Revenues
Management and financial advice fees	$689	$—		$689	$721	$—		$721
Distribution fees	367	—		367	376	12	(6)	388
Net investment income	542	(14	)(1)	528	62	333	(7)	395
Premiums	276	—		276	264	—		264
Other revenues	109	—		109	249	—		249
Total revenues	1,983	(14)		1,969	1,672	345		2,017
Banking and deposit interest expense	33	—		33	43	—		43
Total net revenues	1,950	(14)		1,936	1,629	345		1,974

Expenses
Distribution expenses	466	—		466	461	—		461
Interest credited to fixed accounts	232	—		232	200	—		200
Benefits, claims, losses and settlement expenses	306	(48	)(2)	258	196	17	(8)	213
Amortization of deferred acquisition costs	(64)	76	(3)	12	240	(52	)(9)	188
Interest and debt expense	45	(13	)(4)	32	27	—		27
General and administrative expense	625	(42	)(5)	583	681	(113	)(10)	568
Total expenses	1,610	(27)		1,583	1,805	(148)		1,657
Pretax income (loss)	340	13		353	(176)	493		317
Income tax provision (benefit)	80	5	(11)	85	(92)	172	(11)	80

Net income (loss)	260	8		268	(84)	321		237
Less: Net loss attributable to noncontrolling interest	—	—		—	(14)	—		(14)
Net income (loss) attributable to Ameriprise Financial	$260	$8		$268	$(70)	$321		$251

(1)	Includes net realized gains and losses on Available-for-Sale securities and an increase in reserves on commercial mortgage loans.
(2)

Includes variable annuity living benefit costs, net of hedges and DSIC impact, a net decrease in GMDB, GMIB and GMWB for Life reserves, net of hedges and a decrease in DSIC amortization from higher period ending account values.

(3)	Includes decreases in DAC amortization from higher period ending account values and from the impact of variable annuity living benefit costs, net of hedges.
(4)	Includes costs related to the early retirement of $450 million of the company’s notes due in 2010
(5)	Includes integration charges and support costs related to RiverSource 2a-7 money market funds.
(6)	Includes write-off of distribution revenue receivable from unaffiliated money market funds.
(7)	Includes securities losses related to the Lehman Brothers bankruptcy, Washington Mutual and non-agency, residential mortgage-backed securities and realized losses related to other securities.
(8)

Includes an increase in DSIC amortization from lower period ending account values, the impact of variable annuity living benefit riders, net of hedges, and a loss on derivatives related to the Lehman Brothers bankruptcy.

(9)	Includes increases in DAC amortization from lower period ending account values and from the impact of variable annuity living benefit riders, net of hedges.
(10)	Includes support costs related to RiverSource 2a-7 money market funds and unaffiliated money market funds.
(11)	Reflects tax at the statutory rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Pretax Segment Income to Core Operating Earnings

	Quarter Ended September 30, 2009
(in millions, unaudited)	GAAP Earnings	Adjustments	Core Operating Earnings

Pretax income attributable to Ameriprise Financial
Advice & Wealth Management	$12	$16	$28
Asset Management	10	7	17
Annuities	268	(27)	241
Protection	145	(8)	137
Corporate & Other	(95)	25	(70)
Pretax income attributable to Ameriprise Financial	340	13	353
Income tax provision	80	5	85
Net income attributable to Ameriprise Financial	$260	$8	$268

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Pretax Segment Income to Core Operating Earnings

	Quarter Ended September 30, 2008
(in millions, unaudited)	GAAP Earnings	Adjustments	Core Operating Earnings

Pretax income (loss) attributable to Ameriprise Financial
Advice & Wealth Management	$(77)	$134	$57
Asset Management	15	—	15
Annuities	(34)	187	153
Protection	104	48	152
Corporate & Other	(170)	124	(46)
Pretax income (loss) attributable to Ameriprise Financial	(162)	493	331
Income tax provision (benefit)	(92)	172	80
Net income (loss) attributable to Ameriprise Financial	$(70)	$321	$251

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

September 30, 2009

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit (1)

Debt	$2,076	$214	$1,862	$242	$1,620

Total Capital	$11,125	$214	$10,911		$10,911

Debt to Total Capital	18.7%		17.1%		14.8%

(1)          The company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

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